EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the above-mentioned Registration Statement, of our report dated March 29, 2017 to the shareholders of the Company on the following financial statements:

•	Consolidated Statements of financial position as at October 31, 2016 and October 31, 2015;

•	Consolidated Statements of loss and comprehensive loss, shareholders’ equity and cash flows for the years ended October 31, 2016 and October 31, 2015, and a summary of significant accounting policies and other explanatory information.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DALE MATHESON CARR-HILTON LABONTE LLP

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

April 7, 2017